Exhibit 99.1

Theriva™ Biologics Announces First Patient Dosed in VIRAGE2 Phase 2a Clinical Trial to Evaluate More Frequent Dosing of VCN-01 (zabilugene almadenorepvec) in First-Line Patients with Metastatic Pancreatic Ductal Adenocarcinoma

- VIRAGE2 exploratory study designed to refine the VCN-01 dosing regimen for potential evaluation in a future pivotal Phase 3 clinical trial in metastatic pancreatic ductal adenocarcinoma (PDAC) -

- Study builds on positive clinical data from the VIRAGE Phase 2b study and feedback from the European Medicines Agency (EMA) and the U.S. Food and Drug Administration (FDA) recognizing the potential of repeated VCN-01 dosing to provide clinical benefit -

Rockville, MD, August 06, 2026 – Theriva™ Biologics (NYSE American: TOVX), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today announced the dosing of the first patient in the VIRAGE2 Phase 2a clinical trial, a small proof-of-concept study evaluating more frequent repeated dosing of VCN-01 (zabilugene almadenorepvec) in first-line metastatic PDAC patients treated with standard-of-care gemcitabine/nab-paclitaxel chemotherapy (SoC; see About VIRAGE2 below). Enrollment into the VIRAGE2 trial is expected to be completed in H2 2026 and initial pharmacodynamic and safety/tolerability data are anticipated by Q3 2027. Results from this trial will inform the VCN-01 dosing regimen for potential evaluation in a future pivotal Phase 3 clinical trial.

The VIRAGE2 clinical trial is based on observations from the VIRAGE Phase 2b clinical trial in metastatic PDAC patients where patients administered 2 doses of VCN-01 in combination with gemcitabine/nab-paclitaxel SoC chemotherapy exhibited improved overall survival, progression-free survival, and duration of response compared to patients treated with SoC chemotherapy alone. As previously reported, both EMA scientific advice and FDA meeting feedback recognized the improved survival in the group treated with 2 doses of VCN-01, and raised the possibility of more frequent, repeated dosing of VCN-01 in combination with SoC chemotherapy to potentially improve clinical outcomes.

“The first patient dosed in VIRAGE2 marks an important clinical development milestone as the evaluation of more frequent, repeated dosing is a critical step in the advancement of VCN-01 towards a potential pivotal Phase 3 clinical trial in metastatic PDAC patients,” said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “Our current clinical data indicate that repeated administration of VCN-01 to metastatic PDAC patients may significantly increase its tumor stroma-degrading effects and further enhance the antitumor immune response. A positive outcome from the VIRAGE2 trial will enable us to refine the design and dosing regimen of our proposed pivotal Phase 3 clinical trial in metastatic PDAC patients treated with SoC chemotherapy. Since the tumor stroma is a challenge for multiple classes of cancer therapies, a repeated VCN-01 dosing regimen may also improve outcomes when combined with other interventions such as immunotherapies, antibody-drug conjugates, KRAS inhibitors, and emerging targeted cancer treatments.”

About Pancreatic Ductal Adenocarcinoma

Cancer of the pancreas consists of two main histological types: cancer that arises from the ductal (exocrine) cells of the pancreas or, much less often, cancers may arise from the endocrine compartment of the pancreas. Pancreatic ductal adenocarcinoma (“PDAC”) accounts for more than 90% of all pancreatic tumors. It can be located either in the head of the pancreas or in the body/tail. Pancreatic cancer usually metastasizes to the liver and peritoneum. Other less common metastatic sites are the lungs, brain, kidney, and bone. In its early stages, pancreatic cancer does not typically result in any characteristic symptoms. In many instances, progressive abdominal pain is the first symptom. Therefore, in most cases, pancreatic cancer is diagnosed in its late stages (locally advanced non-metastatic or metastatic stage of the disease) when surgical resection and possibly curative treatment is not possible. It is generally assumed that only 10% of cases are resectable at presentation, whereas 30-40% of patients are diagnosed at local advanced/unresectable stage and 50-60% present with distant metastases.

About VIRAGE2

VIRAGE2 is a Phase 2a, single-arm, open-label, clinical trial in 6 evaluable patients with histologically confirmed, newly diagnosed metastatic PDAC enrolled at a single site in Spain. Patients are intended to receive at least three “macrocycles” of VCN-01 (zabilugene almadenorepvec) and gemcitabine/nab-paclitaxel standard-of-care (SoC) chemotherapy, followed by SoC gemcitabine/nab-paclitaxel cycles until disease progression. In each VCN-01 macrocycle, intravenous VCN-01 is administered on day 1 followed by gemcitabine/nab-paclitaxel SoC chemotherapy on days 8, 15, 22, 36, 43, and 50. Macrocycles are repeated on days 57 and 113. The primary objective of the VIRAGE2 trial is to evaluate whether administration of at least 3 doses of VCN-01, with approximately 2 months between doses, is well tolerated by patients without adversely impacting VCN-01 pharmacodynamics. Primary endpoints for the trial are the adverse event profile and levels of VCN-01 viral genomes in blood. Secondary endpoints include objective response rate, duration of response, progression free survival, overall survival, and circulating levels of anti-VCN-01 neutralizing antibodies. Exploratory endpoints include estimates of potential VCN-01 shedding by measuring VCN-01 viral genomes in sputum and stool. The study is designed with 80% power to detect a difference in VCN-01 viral genome levels between the second and first VCN-01 doses with a 2-sided alpha of 0.05. The study is not formally powered for evaluation of clinical efficacy endpoints and is intended to support evaluation of the potential efficacy of the more frequent repeated dosing regimen in subsequent clinical trials (EUCT: 2026-525566-21-00; NCT07701486).

About VCN-01

VCN-01 (zabilugene almadenorepvec) is a systemically administered oncolytic adenovirus designed to selectively and aggressively replicate within tumor cells and degrade the tumor stroma that serves as a significant physical and immunosuppressive barrier to cancer treatment. This unique mode-of-action enables VCN-01 to exert multiple antitumor effects by (i) selectively infecting and lysing tumor cells; (ii) enhancing the access and perfusion of co-administered chemotherapy products; and (iii) increasing tumor immunogenicity and exposing the tumor to the patient’s immune system and co-administered immunotherapy products. Systemic administration enables VCN-01 to exert its actions on both the primary tumor and metastases. With the first patient dosed in VIRAGE2, VCN-01 has been administered to 143 patients in Company- and investigator-sponsored clinical trials in different cancers, including PDAC (in combination with chemotherapy), head and neck squamous cell carcinoma (with an immune checkpoint inhibitor), ovarian cancer (with CAR-T cell therapy), colorectal cancer, and retinoblastoma (by intravitreal injection). VCN-01 has also been made available for compassionate use in retinoblastoma patients, and 2 patients have been treated in this program. More information on VCN-01 clinical trials is available at Clinicaltrials.gov.

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company’s subsidiary Theriva Biologics, S.L., has been developing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead clinical-stage candidate is VCN-01 (zabilugene almadenorepvec), an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment. An exploratory clinical trial remains open with SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients. Completion of this trial is pending receipt of grant funding or funding through a partnership or other collaboration. For more information, please visit Theriva™ Biologics’ website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding the potential of repeated VCN-01 dosing to provide clinical benefit; completing enrollment into the VIRAGE2 trial in H2 2026 with initial pharmacodynamic and safety/tolerability data anticipated by Q3 2027; the results from the VIRAGE2 trial informing the VCN-01 dosing regimen for potential evaluation in a future pivotal Phase 3 clinical trial; more frequent, repeated dosing of VCN-01 in combination with SoC chemotherapy improving clinical outcomes; the evaluation of more frequent, repeated dosing being a critical step in the advancement of VCN-01 towards a potential pivotal Phase 3 clinical trial in metastatic PDAC patients; repeated administration of VCN-01 to metastatic PDAC patients significantly increasing its tumor stroma-degrading effects and further enhancing the antitumor immune response; a positive outcome from the VIRAGE2 trial enabling the Company to refine the design and dosing regimen of its proposed pivotal Phase 3 clinical trial in metastatic PDAC patients treated with SoC chemotherapy; a repeated VCN-01 dosing regimen improving outcomes when combined with other interventions such as immunotherapies, antibody-drug conjugates, KRAS inhibitors, and emerging targeted cancer treatments; patients in the VIRAGE2 clinical trial receiving at least three “macrocycles” of VCN-01 and SoC chemotherapy, followed by SoC gemcitabine/nab-paclitaxel cycles until disease progression; and the administration of at least 3 doses of VCN-01, with approximately 2 months between doses, being well tolerated by patients in VIRAGE2 without adversely impacting VCN-01 pharmacodynamics. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to finalize protocols for future clinical trials evaluating VCN-01; the ability to complete enrollment by H2 2026 and to have initial pharmacodynamic and safety/tolerability data by Q3 2027; results from this trial informing the VCN-01 dosing regimen for potential evaluation in a future pivotal Phase 3 clinical trial; results of this trial supporting further clinical development of VCN-01 and supporting the benefits of more frequent repeated dosing of VCN-01; the Company’s ability to obtain development funding and/or partnerships; the Company’s commencement of planned clinical trials, which remains subject to sufficient financing; the Company’s ability to raise capital and/or enter into one or more strategic alternatives, that may include a business combination, merger or reverse merger; the Company’s ability to reach clinical milestones when anticipated, including the ability to continue to enroll patients as planned; generating clinical data that establishes VCN-01 may improve patient outcomes in cancer patients; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, including approval of VCN-01 to treat cancer patients; regulatory limitations relating to the Company’s ability to promote or commercialize its product candidates for the specific indications; acceptance of the Company’s product candidates in the marketplace; the successful development, marketing or sale of the Company’s products; developments by competitors that render such products obsolete or non-competitive; the Company’s ability to maintain license agreements; the continued maintenance and growth of the Company’s patent estate; the ability to continue to remain well financed; and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations:

Kevin Gardner
LifeSci Advisors, LLC
kgardner@lifesciadvisors.com

Source: Theriva Biologics, Inc.